Exhibit 21

            Registrant and Subsidiaries of the Registrant



                                                     Percent of Voting
                                       State of      Securities Owned
                                     Incorporation   By the Registrant

Coachmen Industries, Inc.               Indiana         Registrant
The Lux Co., Inc.                       Indiana            100%
Michiana Easy Livin' Country, Inc.      Indiana            100%
All American Homes, Inc.                Indiana            100%
Coachmen Foreign Sales Corporation      Indiana            100%
Clarion Motors Corporation              Indiana            100%
Viking Recreational Vehicles, Inc.      Michigan           100%
Northwoods RV Country, Inc.             Michigan           100%
Coachmen Industries of Texas, Inc.      Texas              100%
Coachmen Industries of Oregon, Inc.     Oregon             100%
Coachmen Industries of California, Inc. California         100%
Freeway Easy Livin' Country, Inc.       California         100%
Gulf Coast Easy Livin' Country, Inc.    Florida            100%
Travel Owners Life Insurance Company    Arizona            100%
Rover, Inc.                             Ohio               100%
All American Homes of Iowa, Inc.        Iowa               100%
Southern Ambulance Builders, Inc.       Georgia            100%
Colfax Country RV, Inc.                 North Carolina     100%
Georgie Boy Mfg., Inc.                  Michigan           100%
All American Homes of
     North Carolina, Inc.               North Carolina     100%
All American Homes of Tennessee, Inc.   Tennessee          100%




All of the Registrant's active subsidiaries are included in the Company's consolidated financial statements (Travel Owners Life Insurance Company, a credit life insurance subsidiary, is accounted for by the equity method, and is not material to the consolidated financial statements).